As filed with the Securities and Exchange Commission on May 12, 2005

Registration No. 333-123104

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO THE

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LOEWS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	13-2646102
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

667 Madison Avenue

New York, New York 10021-8087

(212) 521-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary W. Garson, Esq.

Senior Vice President, Secretary and General Counsel

667 Madison Avenue

New York, New York 10021-8087

(212) 521-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory Fernicola, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

(212) 735-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

Subject to Completion, dated May 12, 2005

LOEWS CORPORATION

$2,000,000,000

Debt Securities

Preferred Stock

Loews Common Stock

Carolina Group Stock

Warrants

Stock Purchase Contracts

Stock Purchase Units

Loews Corporation may offer from time to time unsecured senior or subordinated debt securities, preferred stock, Loews common stock, Carolina Group stock, warrants, stock purchase contracts to purchase shares of our preferred stock, Loews common stock or Carolina Group stock or stock purchase units consisting of (a) stock purchase contracts; (b) warrants; and/or (c) debt securities or debt obligations of third parties (including United States treasury securities; other stock purchase contracts or common stock), that would secure the holders’ obligations to purchase or to sell, as the case may be, preferred stock, Loews common stock or Carolina Group stock under the stock purchase contract, having an aggregate initial public offering price not to exceed $2,000,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies. We may offer these securities on terms and at prices to be determined at the time of sale.

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

Our Loews common stock is listed on the New York Stock Exchange under the symbol “LTR”. Our Carolina Group stock is listed on the New York Stock Exchange under the symbol “CG”. If we decide to seek a listing of any debt securities, preferred stock or warrants offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.

Our principal office is located at 667 Madison Avenue, New York, N.Y. 10021-8087. Our telephone number is (212) 521-2000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is                     , 2005

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the manner in which the securities will be offered. The prospectus supplement may also add, update, or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” on page 3.

In this prospectus, the words “we,” “us,” “our,” and “Loews” refer to Loews Corporation, and “our board of directors” refers to the board of directors of Loews Corporation.

ABOUT LOEWS CORPORATION

General

We are a holding company. Our subsidiaries are engaged in the following lines of business:

•	commercial property and casualty insurance (CNA Financial Corporation (“CNA”), a 91% owned subsidiary);

•	the production and sale of cigarettes (Lorillard, Inc. (“Lorillard”), a wholly owned subsidiary);

•	the operation of hotels (Loews Hotels Holding Corporation (“Loews Hotels”), a wholly owned subsidiary);

•	the operation of offshore oil and gas drilling rigs (Diamond Offshore Drilling, Inc. (“Diamond Offshore”), a 55% owned subsidiary);

•	The operation of interstate natural gas pipeline systems (Boardwalk Pipelines, LLC (“Boardwalk Pipelines”), formerly TGT Pipeline, LLC, a wholly owned subsidiary); and

•	the distribution and sale of watches and clocks (Bulova Corporation (“Bulova”), a wholly owned subsidiary).

CNA. CNA’s principal business is insurance. CNA is an insurance holding company whose primary subsidiaries consist of commercial property and casualty insurance companies. CNA’s property and casualty insurance operations are conducted by Continental Casualty Company and The Continental Insurance Company and their respective affiliates. CNA’s principal market is the United States, with a continued focus on expanding globally to serve those with growing worldwide interests. CNA accounted for 65.18%, 71.27% and 70.40% of our consolidated total revenue for the years ended December 31, 2004, 2003 and 2002, respectively, and 63.27% and 64.97% of our consolidated total revenue for the three month periods ended March 31, 2005 and 2004, respectively.

Lorillard. Lorillard is engaged, through its subsidiaries, in the production and sale of cigarettes. Its principal cigarette brand names are Newport, Kent, True, Maverick and Old Gold. Lorillard’s largest selling brand is Newport, the second largest selling cigarette brand in the United States and the largest selling brand in the menthol segment of the United States cigarette market. Newport accounted for approximately 91.0% of Lorillard’s sales in 2004 and approximately 91.7% of Lorillard’s sales in the three month period ended March 31, 2005. Substantially all of Lorillard’s sales are in the United States, Puerto Rico and certain U.S. territories. Lorillard’s major trademarks outside of the United States were sold in 1977. Lorillard accounted for 22.20%, 19.95% and 22.22% of our consolidated total revenue for the years ended December 31, 2004, 2003 and 2002, respectively, and 21.55% and 22.21% of our consolidated total revenue for the three month periods ended March 31, 2005 and 2004, respectively. For a description of the relationship among Lorillard, the Loews Group and the

Carolina Group, see “—Carolina Group/Loews Group” below, “Description of Loews Capital Stock—Carolina Group Stock” on page 14 and “Relationship Between the Loews Group and the Carolina Group” on page 24.

Loews Hotels. The subsidiaries of Loews Hotels currently operate 20 hotels, 18 of which are in the United States and two of which are in Canada. Loews Hotels accounted for 2.07%, 1.74% and 1.53% of our consolidated total revenue for the years ended December 31, 2004, 2003 and 2002, respectively, and 2.46% and 2.31% of our consolidated total revenue for the three month periods ended March 31, 2005 and 2004, respectively.

Diamond Offshore. Diamond Offshore is engaged, through its subsidiaries, in the business of owning and operating drilling rigs that are used primarily in the drilling of offshore oil and gas wells on a contract basis for companies engaged in exploration and production of hydrocarbons. Diamond Offshore owns 45 offshore rigs. Diamond Offshore accounted for 5.48%, 4.18% and 4.70% of our consolidated total revenue for the years ended December 31, 2004, 2003 and 2002, respectively, and 7.04% and 5.32% of our consolidated total revenue for the three month periods ended March 31, 2005 and 2004, respectively.

Boardwalk Pipelines. Boardwalk Pipelines is engaged, through its subsidiaries, in the operation of interstate natural gas transmission pipeline systems. Boardwalk Pipelines includes Texas Gas Transmission, LLC (“Texas Gas”), acquired in May 2003, and Gulf South Pipeline Company, LP. (“Gulf South”), acquired in December 2004. Texas Gas owns and operates a 5,900 mile natural gas pipeline system originating in the Louisiana Gulf Coast area and East Texas and running north and east through Louisiana, Arkansas, Mississippi, Tennessee, Kentucky, Indiana and into Ohio, with smaller diameter lines extending into Illinois. Gulf South owns and operates an 8,000 mile interstate natural gas pipeline, gathering and storage system located in the U.S. Gulf Coast. Boardwalk Pipelines accounted for 1.74% and 0.87% of our consolidated total revenue for the years ended December 31, 2004 and 2003, respectively, and 4.04% and 2.46% of our consolidated total revenue for the three month periods ended March 31, 2005 and 2004, respectively.

Bulova. Bulova is engaged in the distribution and sale of watches, clocks and timepiece parts for consumer use. Its principal watch brands are Bulova, Wittnauer, Caravelle and Accutron. Clocks are principally sold under the Bulova brand name. Bulova accounted for 1.16%, 1.01% and 0.95% of our consolidated total revenue for the years ended December 31, 2004, 2003 and 2002, respectively, and 1.06% and 1.15% of our consolidated total revenue for the three month periods ended March 31, 2005 and 2004, respectively.

We derive substantially all of our cash flow from our subsidiaries, principally Lorillard. We rely upon our invested cash balances and distributions from our subsidiaries to generate the funds necessary to meet our obligations and to declare and pay any dividends to our stockholders. The ability of our subsidiaries to make such payments is subject to, among other things, the availability of sufficient funds in such subsidiaries, applicable state laws (including, in the case of the insurance subsidiaries of CNA, laws and rules governing the payment of dividends by regulated insurance companies) and any provisions that may be contained in credit agreements, other financing arrangements or other agreements entered into by such subsidiaries. Claims of creditors of our subsidiaries will generally have priority as to the assets of such subsidiaries over our claims and those of our creditors and stockholders.

Carolina Group/Loews Group

Loews has two classes of common stock: Loews common stock and Carolina Group stock. Holders of Loews’ common stock and holders of Carolina Group stock are shareholders of Loews Corporation. The Carolina Group stock, commonly called a tracking stock, is intended to reflect the economic performance of a defined group of our assets and liabilities referred to as the Carolina Group. The assets and liabilities attributed to the Carolina Group are:

•	Loews’s 100% stock ownership interest in Lorillard;

•	notional, intergroup debt owed by the Carolina Group to the Loews Group, bearing interest at the annual rate of 8.0% and; subject to optional prepayment, due December 31, 2021 (approximately $1.8 billion outstanding as of May 10, 2005);

•	any and all liabilities, costs and expenses of Loews and Lorillard and the subsidiaries and predecessors of Lorillard, arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future;

•	all net income or net losses arising from the assets and liabilities that are reflected in the Carolina Group and all net proceeds from any disposition of those assets, in each case, after deductions to reflect dividends paid to holders of Carolina Group stock or credited to the Loews Group in respect of its intergroup interest; and

•	any acquisitions or investments utilizing assets reflected in the Carolina Group.

As of April 22, 2005, 68,029,809 shares of Carolina Group stock were outstanding, reflecting an approximately 39.22% interest in the economic performance of the Carolina Group.

The “Loews Group” consists of all of Loews’s assets and liabilities other than the ownership interest in the economic performance of the Carolina Group represented by the outstanding Carolina Group stock, and includes as an asset the notional intergroup debt of the Carolina Group referred to above. As of March 31, 2005, the Loews Group included an approximately 60.78% interest in the economic performance of the Carolina Group not represented by the outstanding Carolina Group stock.

The existence of the Carolina Group and the Carolina Group stock does not affect Loews’s ownership of Lorillard or Lorillard’s status as a separate legal entity. The Carolina Group and the Loews Group are notional groups that are intended to reflect the performance of the defined sets of assets and liabilities of each such group as described above. The Carolina Group and the Loews Group are not separate legal entities and the attribution of Loews’s assets and liabilities to the Loews Group or the Carolina Group does not affect title to the assets or responsibility for the liabilities so attributed.

For more information on the Loews Group, the Carolina Group, Loews common stock and Carolina Group stock, see “Description of Loews Capital Stock—Carolina Group Stock” on page 14 and “Relationship Between the Loews Group and the Carolina Group” on page 24.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Our SEC filings are also available to the public from commercial documents retrieval services, at our website (www.loews.com) and at the SEC’s website (www.sec.gov). Information on our website is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.

The SEC allows us to “incorporate by reference” the information that we file with them into this prospectus. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC, including our annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is modified or superseded by information contained in this prospectus or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus and any accompanying prospectus supplement. All documents filed (but not those that are furnished) by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement, whether before or after it is declared effective, and prior to the termination of the offering of the securities will be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, any accompanying prospectus supplement and any previously filed document.

The following documents have been filed by us with the SEC (File No. 1-6541) and are incorporated by reference into this prospectus:

1. Annual Report on Form 10-K/A for the year ended December 31, 2004;

2. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005;

3. Current Reports on Form 8-K, dated January 5, 2005, January 24, 2005, January 28, 2005, February 15, 2005, March 22, 2005, March 24, 2005 and May 3, 2005 (other than items 2.02 and 9.01, which are furnished and not incorporated herein by reference); and

4. The description of the Carolina Group stock contained in our Registration Statement on Form 8-A filed on January 28, 2002, and any amendment or report filed thereafter for the purposes of updating such information.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to Loews Corporation, 667 Madison Avenue, New York, N.Y. 10021-8087, Attention: Corporate Secretary (telephone: (212) 521-2000).

No person is authorized to give any information or represent anything not contained in this prospectus and the accompanying prospectus supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus and any accompanying prospectus supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of income from continuing operations to fixed charges for each of the five years in the period ended December 31, 2004 and for each of the three month periods ending March 31, 2005 and 2004, which was computed by dividing pretax income (loss) from continuing operations available for fixed charges (pretax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries and income or loss from equity investees, plus fixed charges, amortization of capitalized interest, and distributed income of equity investees, less capitalized interest) by fixed charges. Fixed charges include (a) interest expense, (b) capitalized interest, (c) amortization of debt issuance costs, (d) interest credited to policyholder account balances, and (e) one-third of rent expense, which we believe represents the interest factor attributable to rent. Since no preferred stock was outstanding during the periods presented, the ratio of income from continuing operations to fixed charges and preferred stock dividends would be the same as the ratios presented here.

	Three Months Ended March 31,		Years Ended December 31,
	2005	2004	2004	2003		2002	2001		2000
Ratio of income from continuing operations to fixed charges	4.7x	1.6x	5.4x	(a	)	3.9x	(a	)	5.5x
Ratio of income from continuing operations, excluding interest credited to policyholders, to fixed charges, excluding interest credited to policyholders (b)	5.0x	1.7x	6.2x	(a	)	5.7x	(a	)	8.6x

(a)	We incurred a loss for the years ended December 31, 2003 and 2001, and income from continuing operations was insufficient to cover fixed charges by $1,364.7 million and $814.3 million, respectively, in such years.
(b)	This second ratio is disclosed for the convenience of fixed income investors and the rating agencies that serve them. Management believes it is more comparable to the ratios disclosed by all issuers of fixed income securities. Interest credited to policyholders was $10.2 million, $16.0 million, $64.0 million, $229.0 million and $279.0 million, respectively, for the three month periods ended March 31, 2005 and 2004 and for the years ended December 31, 2004, 2002 and 2000.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will constitute either unsecured senior debt or unsecured subordinated debt. We will issue debt securities that will be senior debt under an indenture dated as of March 1, 1986 between us and JPMorgan Chase Bank, N.A. (as successor to The Chase Manhattan Bank, National Association), as trustee, as supplemented by a first supplemental indenture on March 30, 1993 and a second supplemental indenture on February 18, 1997 (as supplemented, the “senior indenture”). We will issue debt securities that will be subordinated debt under an indenture dated as of December 1, 1985 between us and JPMorgan Chase Bank, N.A. (as successor to Manufacturers Hanover Trust Company), as the trustee, as supplemented by a first supplemental indenture on February 18, 1997, a second supplemental indenture on February 18, 1997 and a third supplemental indenture on September 16, 1997 (as supplemented, the “subordinated indenture”). This prospectus refers to the senior indenture and the subordinated indenture individually as the “indenture” and collectively as the “indentures.” The term “trustee” refers to the trustee under each indenture, as appropriate.

The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated indenture. The following summary of the material provisions of the indentures and the debt securities is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indentures, each of which has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture that is applicable to you because it, and not the summary below, defines your rights as a holder of debt securities. You can obtain copies of the indentures by following the directions described under the heading “Where You Can Find More Information” on page 3.

In the summary below, we have included references to section numbers of the indentures so that you can easily locate those provisions. Unless otherwise noted, the referenced section numbers are the same in each indenture. Capitalized terms used in the summary below have the meanings specified in the indentures. The referenced sections of the indentures and the definitions of capitalized terms are incorporated by reference in the following summary.

General

The senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated in right of payment to our “Senior Indebtedness.” For additional information, see “—Subordination” below. As of March 31, 2005, approximately $1.2 billion aggregate principal amount of Loews’s existing debt would have ranked senior to the subordinated debt securities and equally with the senior debt securities. As of March 31, 2005, approximately $1.2 billion aggregate principal amount of Loews’s existing debt would have been subordinated to the senior debt securities and have ranked equally with the subordinated debt securities. This amount does not reflect the redemption by Loews on April 21, 2005 of all its outstanding $1,150.0 million principal amount of 3.1% exchangeable subordinated notes due 2007 at a redemption price of 100.9375% of the principal amount, plus accrued interest, which Loews funded from its available cash balances. The indentures do not limit the amount of debt, either secured or unsecured, which may be issued by us under the indentures or otherwise. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates.

Since Loews is a holding company, the right of Loews, and hence the rights of the creditors and stockholders of Loews, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is accordingly subject to prior claims of creditors of the subsidiary, except to the extent that claims of Loews itself as a creditor of the subsidiary may be recognized. As of March 31, 2005, Loews’s subsidiaries had approximately $4.8 billion aggregate principal amount of debt outstanding. The indentures do not prohibit us or our subsidiaries from incurring debt or agreeing to limitations on their ability to pay dividends or make other distributions to us.

The prospectus supplement relating to a series of debt securities will describe the terms of such debt securities being offered, including (to the extent such terms are applicable to such debt securities):

•	designation, aggregate principal amount, denomination and currency or currency unit;

•	date of maturity;

•	currency or currency units for which such debt securities may be purchased and in which principal of, premium, if any, and any interest will or may be payable;

•	interest rate or rates (or the manner of calculation thereof), if any;

•	the times at which any such interest will be payable;

•	the place or places where the principal and interest, if any, will be payable;

•	any redemption or sinking fund provisions;

•	whether such debt securities will be issuable in registered form or bearer form or both and, if issuable in bearer form, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of certificates in bearer form;

•	whether and under what circumstances we will pay additional amounts on such debt securities held by a person who is not a “U.S. person” in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

•	whether and under what circumstances we may from time to time, without the consent of holders of debt securities, issue additional debt securities, having the same ranking and the same interest rate, maturity and other terms as the debt securities being offered, except for the issue price and issue date and, in some cases, the first interest payment date, whereby such additional securities will, together with the then outstanding debt securities, constitute a single class of debt securities under the indentures, and will vote together on matters under the senior indenture;

•	federal income tax consequences;

•	whether and under what circumstances we will issue the debt securities in whole or in part as Global Securities as described below under “—Global Securities;”

•	applicable conversion or exchange privileges; and

•	any other specific terms of the offered debt securities, including any terms which may be required by or advisable under United States laws or regulations.

For purposes of this prospectus, “U.S. person” means a citizen, national or resident of the United States of America, its territories, possessions and all areas subject to its jurisdiction (the “United States”), a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or an estate or trust the income of which is subject to United States federal income tax regardless of its source.

Debt securities may be presented for exchange, and registered debt securities may be presented for transfer, in the manner, at the places and subject to the restrictions set forth in the debt securities and as summarized in the applicable prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection with such exchange or transfer, but subject to the limitations provided in the applicable indenture. Debt securities in bearer form and the coupons, if any, appertaining to such debt securities will be transferable by delivery.

Subordination

The indebtedness represented by the subordinated debt securities is subordinated in right of payment to existing and future “Senior Indebtedness,” as described in the subordinated indenture and any accompanying prospectus supplement (Section 1301 of the subordinated indenture). The term “Senior Indebtedness” means:

•	all indebtedness for money borrowed incurred by us, unless the terms of the instrument or instruments by which such indebtedness is incurred or created expressly provide that such indebtedness is subordinate to the subordinated debt securities or that such indebtedness is not superior in right of payment to the subordinated debt securities;

•	any other indebtedness, obligation or liability incurred by us (including any guaranty, endorsement or other contingent obligation of ours in respect of, or to purchase, or otherwise acquire, any obligation of another), direct or indirect, absolute or contingent, or matured or unmatured, which is specifically designated by us as Senior Indebtedness in the instruments evidencing such indebtedness, obligation or liability at the time of its issuance or incurrence; or

•	any deferral, renewal or extension of any of the foregoing (Section 101 of the subordinated indenture).

By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of assets, (i) the holders of subordinated debt securities will be required to pay over their share of such distribution in respect of the subordinated debt securities to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full and (ii) creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of subordinated debt securities (Section 1301 of the subordinated indenture).

Conversion and Exchange

The terms, if any, on which debt securities of any series will be convertible into or exchangeable for Loews common stock, Carolina Group stock, our preferred stock, another series of our debt securities, other securities, property or cash, or a combination of any of the foregoing, will be summarized in the prospectus supplement relating to such series of debt securities. Such terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder, or at our option, in which the number of shares or amount of Loews common stock, Carolina Group, our preferred stock, another series of our debt securities, other securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as summarized in the related prospectus supplement.

Global Securities

Debt securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository (the “Depository”) identified in the prospectus supplement relating to such series. Unless otherwise specified by us, the Depository will be The Depository Trust Company, New York, New York. Global Securities may be issued only in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

The specific terms of the depository arrangement with respect to a series of debt securities will be summarized in the prospectus supplement relating to such series. We anticipate that the following provisions will generally apply to depository arrangements.

Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such Global Security to the accounts of persons that have accounts with the Depository (“Participants”). Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Global Security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual debt securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities of such series in definitive form and will not be considered the owners or holders of such debt securities under the applicable indenture.

Payments of principal of and any premium and any interest on individual debt securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such debt securities. None of Loews, the trustee, any paying agent or the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the Depository for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such debt securities, immediately will credit Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such debt securities as shown on the records of such Depository or its nominee. We also expect that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such Participants.

If a Depository for a series of debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities of such series in exchange for the Global Security representing such series of debt securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such series of debt securities, determine not to have any debt securities of such series represented by one or more Global Securities and, in such event, will issue individual debt securities of such series in exchange for the Global Security or Securities representing such series of debt securities. Individual debt securities of such series so issued will be issued in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof.

Defeasance

At our option, either (a) we will be Discharged (as defined below) from any and all obligations in respect of any series of debt securities or (b) we will cease to be under any obligation to comply with the restriction on our ability to merge, consolidate or sell assets set forth in the applicable indenture, in either case if we deposit irrevocably with the trustee, in trust, specifically for the benefit of the holders of such series, money or U.S. Government Obligations (as defined below) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient (in the written opinion of a nationally recognized firm of independent accountants in the case of U.S. Government Obligations or a combination of money and U.S. Government Obligations) to pay all the principal of (including any sinking fund payments or analogous obligations), and interest on, the debt securities of such series on the dates such payments are due in accordance with the terms of such series of debt securities. To exercise such option, we are required to deliver to the trustee an opinion of nationally recognized tax counsel to the effect that holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred.

The term “Discharged” is defined to mean that we are deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the debt securities of such series and to have satisfied all the obligations under the indenture relating to the debt securities of such series, except for

•	the rights of holders of the debt securities of such series to receive, from the trust fund described above, payment of the principal of and the interest on the debt securities of such series when such payments are due,

•	our obligations with respect to the debt securities of such series with respect to registration, transfer, exchange, replacement of mutilated, destroyed, lost and stolen certificates, maintenance of a paying office and holding money in trust, and

•	the rights, powers, trusts, duties and immunities of the trustee under the applicable indenture.

The term “U.S. Government Obligations” is defined to mean securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof, and also includes a depositary receipt issued by a bank or trust company, as custodian with respect to any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt (Article Fourteen of the senior indenture; Article Fifteen of the subordinated indenture).

Modification of the Indentures

Modifications and amendments of either indenture may be made by us and the trustee with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities affected by such modification or amendment; provided however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of or interest on, or any premium payable upon redemption of, any debt security;

•	change certain other terms related to waiver of defaults or covenants; or

•	reduce the percentage of the principal amount of the outstanding debt security of any series, the consent of whose holders is required to modify or amend the applicable indenture or waive compliance with, or consent to certain defaults under, the provisions of such indenture (Section 902).

Our board of directors does not have the power to waive any of the covenants of either indenture, including those relating to consolidation, merger or sale of assets.

Events of Default, Notice and Waiver

The following will be “Events of Default” with respect to any particular series of the debt securities:

•	default in any payment of interest on such series when due, continued for 30 days;

•	default in any payment of principal and premium, if any, of, or sinking fund installment on, such series when due;

•	default in the performance, or breach, of any covenant or warranty of ours applicable to such series continued for 60 days after written notice to us by the trustee or the holders of at least 25% in principal amount of such series;

•	default resulting in the acceleration of any indebtedness of ours for money borrowed in excess of $100,000,000 under the terms of the instrument under which such indebtedness is or may be outstanding, if such acceleration is not rescinded or annulled within 10 days after notice to us by the trustee or the holders of at least 25% in principal amount of such series; and

•	certain events of bankruptcy, insolvency or reorganization (Section 501).

No Event of Default with respect to a particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities (Section 501).

The trustee will, within 90 days after the occurrence of any default with respect to any series of the debt securities, give to the holders thereof notice of such default known to the trustee, unless such default has been cured or waived (the term default for this purpose means any event which is, or after notice or lapse of time, or both, would become, an Event of Default); provided that, except in the case of a default in the payment of principal of (or premium, if any) or interest on any of such series of debt securities or in the payment of any sinking fund installments, the trustee will be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the holders of the debt securities of that series (Section 602).

We will be required to furnish to the trustee each year a statement as to the fulfillment by us of our obligations under the applicable indenture (Section 1004).

The holders of a majority in principal amount of the outstanding debt securities of any series may, in respect of such series, waive certain defaults and may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture (Sections 512, 513). The trustee has the right to decline to follow any such direction if the trustee in good faith determines that the proceeding so directed would be unjustly prejudicial to the holders of debt securities of such series not joining in any such direction or would involve the trustee in personal liability. Each indenture provides that in case an Event of Default occurs and is continuing with respect to any series of the debt securities, the trustee will be required to exercise any of its rights and powers under such indenture with the degree of care and skill such as a prudent man would exercise in the conduct of his own affairs (Section 601). Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the direction of any of the holders of such debt securities unless such holders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the trustee in complying with such direction (Section 603).

If an Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee or the holders of at least 25% in principal amount of such series may declare such series due and payable (Section 502).

Each indenture provides that no holder of debt securities of any series may institute any action against us under such indenture (except actions for payment of overdue principal or interest or premium, if any) unless the holders of at least 25% in principal amount of such series have requested the trustee to institute such action and have offered the trustee reasonable indemnity, and the trustee has not instituted such action within 60 days of such request (Section 507).

Consolidation, Merger or Sale of Assets

We may not consolidate with or merge into any other corporation or sell our assets substantially as an entirety, unless:

•	the corporation formed by such consolidation or into which we are merged or the corporation which acquires our assets is organized in the United States and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities, if any, issued under the applicable indenture and the performance of every covenant of such indenture to be performed by us and

•	immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, has happened and is continuing.

Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation, or into which we are merged or to which such sale is made, will succeed to, and be substituted for, us under such indenture (Sections 801, 802).

Other than the covenants described above, or as set forth in any accompanying prospectus supplement, the indentures and the debt securities do not contain any covenants or other provisions designed to afford holders of the debt securities protection in the event of a takeover, recapitalization or a highly leveraged transaction involving us.

Concerning the Trustee

We and the trustee may from time to time engage in normal and customary banking transactions.

DESCRIPTION OF LOEWS CAPITAL STOCK

The following description of certain terms of our capital stock does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, our by-laws and the applicable provisions of the Delaware General Corporation Law. Our certificate of incorporation and our by-laws have been filed as exhibits to the registration statement of which this prospectus is a part. For more information on how you can obtain our certificate of incorporation and by-laws, see “Where You Can Find More Information” on page 3. We urge you to read our certificate of incorporation and by-laws in their entirety.

General

Our certificate of incorporation provides that we are authorized to issue 1.3 billion shares of capital stock, consisting of 100 million shares of preferred stock, par value $0.10 per share, 600 million shares of Loews common stock, par value $1.00 per share, and 600 million shares of Carolina Group stock, par value $0.01 per share. As of April 22, 2005, we had outstanding 185,642,349 shares of Loews common stock, 68,029,809 shares of Carolina Group stock and no shares of Loews preferred stock.

Although our board of directors has no intention at the present time of doing so, it could issue common stock, warrants or a series of Loews preferred stock that could, depending on the terms of such securities, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to the best interests of us and our shareholders. Our board of directors, in so acting, could issue securities having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over the then-current market price of the stock.

Loews Preferred Stock

The following description of certain terms of the preferred stock does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, the applicable provisions of the Delaware General Corporation Law and the certificate of designations that relates to the particular series of preferred stock, which will be filed with the SEC at or prior to the time of the sale of the related preferred stock. Certain terms of any series of preferred stock offered by any prospectus supplement will be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to such series of preferred stock. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below. If there are differences between the prospectus supplement relating to a particular series and this prospectus, the prospectus supplement will control. For more information on how you can obtain our certificate of incorporation and any applicable certificate of designations, see “Where You Can Find More Information” on page 3. We urge you to read our certificate of incorporation and any applicable certificate of designations in their entirety.

General. The board of directors is authorized to establish and designate series of preferred stock and to fix the number of shares and the relative rights, preferences and limitations of the respective series of preferred stock. The terms of a particular series of preferred stock may differ, among other things, in:

•	the designation and number of shares comprising such series;

•	the dividends, if any, which shall be payable on the shares of such series and any preferences and other terms and conditions applicable thereto;

•	any rights and preferences of the holders of the shares of such series upon the liquidation, dissolution, or winding up of our affairs, or upon any distribution of our assets;

•	the full, limited or special voting rights, if any, of the shares of such series, in addition to voting rights provided by law, and the terms and conditions applicable thereto;

•	any provision with respect to the conversion of the shares of such series into, or the exchange of such shares for, shares of any other class or classes, or of any other series of any class, of our capital stock and/or any other property or cash, and the terms and conditions applicable to any such conversion or exchange;

•	any provision with respect to the redemption, purchase, or retirement of such shares and the terms and conditions applicable thereto;

•	any provision with respect to the issuance of additional shares of such series or of any other class or series on a parity with or superior to the shares of such series; and

•	any other relative, participating, optional or special powers, preferences, or rights of, and any other qualifications, limitations, or restrictions with respect to, the shares of such series as the board of directors may deem advisable.

Unless otherwise specifically set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock, all shares of preferred stock will be of equal rank, preference and priority as to dividends; when the stated dividends are not paid in full, the shares of all series of the preferred stock will share ratably in any payment thereof; and upon liquidation, dissolution or winding up, if assets are insufficient to pay in full all preferred stock, then such assets shall be distributed among the holders ratably.

Since we are a holding company, our right, and hence the right of our creditors and shareholders, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of our subsidiaries, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Dividend Rights. Except as may be set forth in the certificate of designations, and summarized in the prospectus supplement relating to a series of preferred stock, the holders of preferred stock will be entitled to receive, but only when and as declared by our board of directors out of funds legally available for that purpose, cash dividends at the rates and on the dates set forth in the certificate of designations, and summarized in the prospectus supplement relating to a particular series of preferred stock, and no more, payable quarterly. Such rate may be fixed or variable. Each such dividend will be payable to the holders of record as they appear on our stock books on such record dates as will be fixed by our board of directors or a duly authorized committee thereof. Dividends payable on the preferred stock for any period less than a full quarter will be computed on the basis of the actual number of days elapsed over a 360 day year and for a period of a full calendar quarter, will be computed on the basis of a 360 day year consisting of twelve 30 day months. Except as may be set forth in the prospectus supplement relating to a series of preferred stock, such dividends will be payable from, and will be cumulative from, the date of original issue of each share, so that, if in any quarterly dividend period (being the period between such dividend payment dates), dividends at the rate or rates as set forth in the certificate of designations, and summarized in the prospectus supplement, relating to such series of preferred stock have not been declared and paid or set apart for payment on all outstanding shares of preferred stock for such quarterly dividend period and all preceding quarterly dividend periods from and after the first day from which dividends are cumulative, then the aggregate deficiency will be declared and fully paid or set apart for payment, but without interest, before any dividends are declared or paid or set apart for payment on our common stock by us. After payment in full of all dividend arrearages on the preferred stock, dividends on our common stock may be declared and paid out of funds legally available for that purpose as our board of directors may determine.

Redemption. We will have such rights, if any, to redeem shares of preferred stock, and the holders of preferred stock will have such rights, if any, to cause us to redeem shares of preferred stock, as may be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock.

Conversion or Exchange. The holders of preferred stock will have such rights, if any, to convert such shares into or to exchange such shares for, shares of any other class or classes, or of any other series of any class, of our capital stock and/or any other property or cash, as may be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock.

Voting Rights. The holders of preferred stock will have such voting rights as required by applicable law and as may be set forth in the certificate of designations, and summarized in the prospectus supplement relating to a series of preferred stock.

Liquidation Rights. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of preferred stock will have such preferences and priorities, if any, with respect to distribution of our assets or the proceeds thereof as may be set forth in the certificate of designations and summarized in the prospectus supplement relating to a series of preferred stock.

Miscellaneous. The transfer agent, dividend disbursing agent and registrar for the preferred stock issued in connection with this prospectus will be as set forth in the certificate of designations and summarized in the prospectus supplement. The holders of preferred stock, including any preferred stock issued in connection with this prospectus, will not have any preemptive rights to purchase or subscribe for any shares of any class or other securities of any type of ours. When issued, the preferred stock will be fully paid and nonassessable. The certificate of designations setting forth the provisions of each series of preferred stock will become effective after the date of this prospectus but on or before issuance of the related series of preferred stock.

Loews Common Stock

The following description of certain rights of the Loews common stock does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, our by-laws and the applicable provisions of the Delaware General Corporation Law. We urge you to read the description of the Carolina Group stock in “—Carolina Group Stock” below since the rights of the Loews common stock are impacted by the rights of the Carolina Group stock.

Voting Rights. The holders of Loews common stock are entitled to one vote for each share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of our preferred stock, the holders of such Loews common shares and the holders of Carolina Group stock possess all voting power and the election of members of our board of directors will be decided by holders of a plurality of the voting power of the shares of Loews common stock and Carolina Group stock entitled to vote in person or by proxy, voting together, at a meeting for the election of directors. See “—Carolina Group Stock—Voting Rights” below for a further description of the voting rights of the Loews common stock.

Dividends and Liquidation Rights. Subject to any preferential rights of any outstanding series of Loews preferred stock created by our board of directors from time to time, the holders of Loews common stock are entitled to such dividends as may be declared from time to time by our board of directors from funds available therefor, and, upon liquidation, holders of shares of Loews common stock, Carolina Group stock and any other class of Loews common shares will share ratably in the funds of ours remaining for distribution to our common shareholders in proportion to the aggregate market capitalization of the outstanding shares of each class of stock, as applicable, to the aggregate market capitalization of all the outstanding shares of Loews common stock, Carolina Group stock and any other class of Loews common shares outstanding, as more fully described below under the headings “—Carolina Group Stock—Dividends” and “—Carolina Group Stock—Liquidation Rights.”

Miscellaneous. The outstanding shares of Loews common stock are, and any shares of Loews common stock offered hereby upon issuance and payment therefor will be, fully paid and nonassessable. The Loews common stock has no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto.

The Loews common stock is listed on the New York Stock Exchange under the ticker symbol “LTR.”

The transfer agent and registrar for the Loews common stock is Mellon Investor Services LLC, 85 Challenger Road, Ridgefield Park, NJ 07660 (telephone: (800) 851-9677).

Carolina Group Stock

The Carolina Group

We designed Carolina Group stock to track the economic performance of the Carolina Group. The assets and liabilities attributed to the “Carolina Group” are:

•	our 100% stock ownership interest in Lorillard;

•	notional, intergroup debt owed by the Carolina Group to the Loews Group, bearing interest at the annual rate of 8.0% and subject to optional prepayment, due December 31, 2021 (approximately $1.8 billion outstanding as of May 10, 2005);

•	any and all liabilities, costs and expenses of Loews and Lorillard and the subsidiaries and predecessors of Lorillard, arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future;

•	all net income or net losses arising from the assets and liabilities that are reflected in the Carolina Group and all net proceeds from any disposition of those assets, in each case, after deductions to reflect dividends paid to holders of Carolina Group stock or credited to the Loews Group in respect of its intergroup interest; and

•	any acquisitions or investments utilizing assets reflected in the Carolina Group.

Our certificate of incorporation defines the “Loews Group” generally as our assets and liabilities or that of any of our subsidiaries, other than the interest in the economic performance of the Carolina Group represented by the outstanding shares of Carolina Group stock.

The Carolina Group stock has no preemptive or conversion rights.

The Carolina Group stock is listed on the New York Stock Exchange under the ticker symbol “CG.”

The transfer agent and registrar for the Carolina Group stock is Mellon Investor Services LLC, 85 Challenger Road, Ridgefield Park, NJ 07660 (telephone: (800) 851-9677).

The Carolina Group Allocation Fraction

Our certificate of incorporation defines the “Carolina Group Allocation Fraction” to represent the interest in the economic performance of the Carolina Group reflected by Carolina Group stock issued to the public. At any time that all of the interest in the economic performance of the Carolina Group is not reflected by the outstanding Carolina Group stock, this fraction will be used, in effect, to allocate to the Loews Group the right to participate, to the extent of its intergroup interest, in any dividend, distribution, liquidation or other payment made to holders of Carolina Group stock. At any time that all of the interest in the economic performance of the Carolina Group is fully reflected by the outstanding Carolina Group stock, this fraction will equal one and, accordingly, the intergroup interest will equal zero.

As of March 31, 2005, the Carolina Group Allocation Fraction was 0.3922.

Subject to the criteria we describe below, this fraction is subject to adjustment from time to time as our board of directors deems appropriate:

•	to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of Carolina Group stock and stock dividends payable in shares of Carolina Group stock;

•	to reflect the fair market value of any allocations by us of cash, property or other assets or liabilities from the Loews Group to the Carolina Group (or vice versa), or of cash or property or other assets or liabilities of the Loews Group to, or for the benefit of, employees of businesses attributed to the Carolina Group in connection with employee benefit plans or arrangements of Loews or any of its subsidiaries (or vice versa);

•	to reflect the number of shares of our capital stock contributed to, or for the benefit of, employees of businesses attributed to the Carolina Group in connection with benefit plans or arrangements of us or any of our subsidiaries;

•	to reflect repurchases by us, on behalf of the Loews Group or the Carolina Group, of shares of Carolina Group stock;

•	to reflect issuances of Carolina Group stock for the account of the Carolina Group or the Loews Group;

•	to reflect dividends or other distributions to holders of Carolina Group stock, to the extent a pro rata payment is not made to the Loews Group; and

•	under such other circumstances as our board of directors determines appropriate to reflect the economic substance of any other event or circumstance.

In addition, in determining the percentage interest of holders of Carolina Group stock in any particular dividend or other distribution, we will reduce the economic interest of holders of Carolina Group stock in the Carolina Group to reflect dilution arising from shares of Carolina Group stock reserved for issuance upon conversion, exercise or exchange of other securities that are entitled to participate in such dividend or other distribution.

Any such adjustment must be made in a manner that our board of directors determines to be fair and equitable to holders of Loews common stock and holders of Carolina Group stock. In the event that any asset or other property attributed to the Loews Group is allocated to the Carolina Group, the consideration paid by us to acquire such asset or other property will be presumed to be its “fair market value” as of its acquisition. Any adjustment to the Carolina Group Allocation Fraction made by our board of directors in accordance with these principles will be at the sole discretion of our board of directors and will be final and binding on all shareholders.

Voting Rights

Except as we describe below, each outstanding share of Carolina Group is entitled to 1/10 of a vote and each outstanding share of Loews common stock is entitled to one vote. The voting rights of Carolina Group stock are subject to adjustments to reflect stock splits, reverse stock splits, stock dividends or certain stock distributions with respect to Loews common stock or Carolina Group stock.

Except as otherwise required by Delaware law or any special voting rights of any class or series of Loews preferred stock or any other class of our common stock, holders of shares of Loews common stock, Carolina Group stock and any other class or series of our capital stock that are entitled to vote will vote as one class with respect to all matters to be voted on by our shareholders. No separate class vote of Carolina Group stock is required, except as required by the Delaware General Corporation Law. When a vote is taken on any matter as to which all of our common shares are voting together as one class, holders of Loews common stock have significantly greater voting power than holders of Carolina Group stock.

Dividends

General. Because we are a holding company, our principal source of funds is dividends we receive from our subsidiaries. The failure of the independent board of directors of Lorillard Tobacco Company or Lorillard to pay dividends could lead to our decreasing or eliminating dividends on Carolina Group stock. Dividends on Carolina Group stock are limited to an available dividend amount equal to the lesser of:

•	the assets of Loews legally available for dividends; and

•	the amount that would legally be available for dividends on Carolina Group stock if the Carolina Group were a separate Delaware corporation.

Dividends on Loews common stock are limited to the amount of funds legally available for all of Loews, less the sum of the available dividend amount for Carolina Group stock. Net losses of either group and dividends or distributions on shares of either class of common stock will reduce the funds of Loews legally available for payment of dividends on Carolina Group stock.

Discrimination among classes of common shares. Our certificate of incorporation does not provide for mandatory dividends. Provided that there are sufficient assets to pay a dividend on a class of stock as described above under “—General,” our board of directors has the sole authority and discretion to declare and pay dividends (or to refrain from declaring or paying dividends), in equal or unequal amounts, on Loews common stock, Carolina Group stock, any other class or series of our capital stock or any two or more of such classes. Subject to not exceeding the applicable available dividend amount, our board of directors has this power regardless of the relative available dividend amounts, prior dividend amounts declared, liquidation rights or any other factor.

Share Distributions

We may declare and pay a distribution consisting of shares of Loews common stock, Carolina Group stock or any other of our securities or securities of any other person to holders of Loews common stock or Carolina Group stock only in accordance with the provisions described below. We refer to this type of distribution as a “share distribution.”

Distributions on Loews common stock or Carolina Group stock. We may declare and pay a share distribution to holders of Loews common stock or Carolina Group stock consisting of any securities of Loews, any subsidiary of Loews, or any other person. However, securities attributable to a group may be distributed to holders of another group only for consideration. In the case of shares of Carolina Group stock distributed to holders of Loews common stock, such consideration may consist, in whole or in part, of a decrease in the intergroup interest, if any, held by the Loews Group in the Carolina Group.

Discrimination among classes of Loews common shares. Our certificate of incorporation does not provide for mandatory share distributions. Subject to the restrictions described above, our board of directors has the sole authority and discretion to declare and pay share distributions (or to refrain from declaring or paying share distributions), in equal or unequal amounts, on Loews common stock, Carolina Group stock, or any other class or series of our capital stock or any two or more of such classes. Subject to not exceeding the applicable available dividend amounts, our board of directors has this power regardless of the relative available dividend amounts, prior share distributions declared, liquidation rights or any other factor.

Redemption

Redemption in exchange for shares of Loews common stock or cash following a tax event at option of our board of directors. At any time following the occurrence of a tax event, our board of directors, in its sole discretion, may redeem all outstanding shares of Carolina Group stock for (1) shares of Loews common stock or (2) cash. In such event, each share of Carolina Group stock will be redeemed in exchange for (1) that number of shares of Loews common stock, calculated to the nearest 1/10,000, equal to 100% of the ratio of the average market price per share of Carolina Group stock to the average market price per share of Loews common stock or, at the sole discretion of our board of directors, (2) such amount of cash, calculated to the nearest $0.01, equal to 105% of the average market price per share of Carolina Group stock.

In order to redeem Carolina Group stock on the basis of a tax event, we must obtain an opinion of counsel that, as a result of the enactment of an amendment to or change (or prospective change) in a law or an interpretation of the law that takes place after Carolina Group stock is issued, there is more than an insubstantial risk that, for tax purposes:

•	any issuance of Carolina Group stock would be treated as a sale or other taxable disposition by Loews or any of its subsidiaries of any of the assets, operations or relevant subsidiaries underlying Carolina Group stock;

•	the existence of Carolina Group stock would subject us, our subsidiaries or our affiliates, or any of our or their respective successors to the imposition of tax or other adverse tax consequences; or

•	either Loews common stock or Carolina Group stock would not be treated solely as our common stock.

For purposes of the optional redemption provision described above, the average market price per share of Loews common stock or Carolina Group stock, as the case may be, means the average of the daily closing market value per share for Loews common stock or Carolina Group stock for the 20 consecutive trading days ending on the 5th trading day prior to the date notice of the redemption is mailed to holders of Carolina Group stock.

If we choose to redeem shares of Carolina Group stock for cash, holders of Carolina Group stock generally will be subject to tax in the event the total consideration they receive for their Carolina Group stock exceeds their adjusted basis in the Carolina Group stock.

Redemption in exchange for shares of Loews common stock or cash. At any time until the 90th day after the occurrence of a disposition of all or substantially all of the assets attributed to the Carolina Group, our board of directors, in its sole discretion, may redeem all outstanding shares of Carolina Group stock for (1) shares of Loews common stock or (2) cash. In such event, each share of Carolina Group stock will be redeemed in exchange for (1) that number of shares of Loews common stock, calculated to the nearest 1/10,000, equal to 115% of the ratio of the average market price per share of Carolina Group stock to the average market price per share of Loews common stock or (2) such amount of cash, calculated to the nearest $0.01, equal to 120% of the average market price per share of Carolina Group stock.

For purposes of the optional redemption provision described above, the average market price per share of Loews common stock or Carolina Group stock, as the case may be, means the average of the daily closing market value per share for Loews common stock or Carolina Group stock for the 20 consecutive trading days ending on the 5th trading day prior to the date notice of the redemption is mailed to holders of Carolina Group stock.

If we choose to redeem shares of Carolina Group stock for cash, holders of Carolina Group stock generally will be subject to tax in the event the total consideration they receive for their Carolina Group stock exceeds their adjusted basis in the Carolina Group stock.

Redemption in exchange for stock of qualifying subsidiaries at option of our board of directors. We may, in our sole discretion, at any time, without shareholder approval, redeem all outstanding shares of Carolina Group stock in exchange for shares of common stock of a subsidiary of Loews that satisfies certain requirements under the Internal Revenue Code of 1986, as amended, and that directly or indirectly holds all of the assets and liabilities of the Carolina Group (and no other material assets or liabilities). We refer to a subsidiary that satisfies these requirements as a “qualifying subsidiary.” This type of redemption must be tax-free to the holders of Carolina Group stock, except with respect to any cash that holders receive in lieu of fractional shares.

In this case, we would exchange the shares of Carolina Group stock for an aggregate number of shares of common stock of the qualifying subsidiary equal to the number of outstanding shares of common stock of the qualifying subsidiary held by us multiplied by the Carolina Group Allocation Fraction.

We may redeem shares of Carolina Group stock for qualifying subsidiary stock only if we have sufficient funds legally available for distribution under Delaware law.

Redemption in connection with certain significant transactions. In the event of a sale, transfer, assignment or other disposition of all or substantially all of the assets attributed to the Carolina Group, we may take one of the actions set forth below on or prior to the 90th calendar day following the disposition date, which action will be selected in the sole discretion of our board of directors; provided, however, that if (1) we have received any of the net proceeds from the disposition, and (2) we have determined not to retain all such amounts as Loews tobacco contingency reserves, we must take one of the actions set forth below on or prior to the 90th calendar day following the disposition date:

•	Redeem each outstanding share of Carolina Group stock in exchange for a number of shares of Loews common stock (calculated to the nearest 1/10,000) equal to 115% of the ratio of the average market price per share of Carolina Group stock to the average market price per share of Loews common stock.

•	Subject to limitations, declare and pay a dividend in cash and/or in securities (other than Loews common stock) or other property to holders of the outstanding shares of Carolina Group stock equally on a pro rata basis in an aggregate amount equal to the net proceeds of the disposition received by us (less any Loews tobacco contingency reserves) allocable to Carolina Group stock.

•	Subject to limitations, if the disposition involves the disposition of all, not merely substantially all, of the assets attributed to the Carolina Group, redeem all outstanding shares of Carolina Group stock in exchange for cash and/or securities (other than Loews common stock) or other property in an aggregate amount equal to the net proceeds of such disposition allocable to Carolina Group stock.

•	Subject to limitations, if the disposition involves substantially all (but not all) of the assets attributed to the Carolina Group, redeem a number of outstanding shares of Carolina Group stock in exchange for a redemption price in cash and/or securities (other than Loews common stock) equal to the net proceeds of that disposition allocable to Carolina Group stock. The number of shares of Carolina Group stock to be redeemed would be equal to the lesser of (1) a number determined by dividing the aggregate amount of net proceeds allocated to the redemption of these shares by the average market value of one share of Carolina Group stock during the 20 consecutive trading days ending on the 5th trading day immediately preceding the date of the public announcement that a definitive agreement has been signed for the disposition and (2) the total number of outstanding shares of Carolina Group stock.

•	Subject to limitations, redeem some shares of Carolina Group stock in exchange for shares of Loews common stock at the exchange rate described in the first bullet above, and use an amount equal to a portion of the net proceeds of the disposition received by us (less any Loews tobacco contingency reserves) allocable to Carolina Group stock to declare and pay a dividend as described in the second bullet above.

•	Subject to limitations, redeem some shares of Carolina Group stock in exchange for shares of Loews common stock at the exchange rate described in the first bullet above, and use an amount equal to a portion of the net proceeds of the disposition allocable to Carolina Group stock to redeem part or all of the remaining shares of Carolina Group stock as described in the third and fourth bullets above.

The value of the consideration paid to holders of Carolina Group stock in the different scenarios described above could vary significantly. Our board of directors would not be required to select the option that would result in the distribution with the highest value to the holders of Carolina Group stock.

It is possible that Lorillard will, in its independent judgment, retain some or all of the net proceeds from the sale of all or substantially all of the assets of the Carolina Group. It is also possible that after we receive some or all of the net proceeds from the sale of substantially all of the assets of the Carolina Group, that we will retain some or all of such net proceeds as Loews tobacco contingency reserves.

If, on the 91st day following the disposition date, we have not redeemed all of the outstanding shares of Carolina Group stock and (1) we have not received 100% of the net proceeds from the disposition, or (2) we have received some or all of the net proceeds from the disposition but has determined to retain Loews tobacco contingency reserves, the following principles will apply. Each time that we receive any distributions from Lorillard, we are required to pay a dividend in cash and/or in securities (other than Loews common stock) or other property to holders of the outstanding shares of Carolina Group stock equally on a pro rata basis in an aggregate amount equal to the amount of the distribution (less any increase in Loews tobacco contingency reserves made in connection with each new distribution from Lorillard) allocable to Carolina Group stock. If, and when, we, in our sole discretion, determine to release some or all of the Loews tobacco contingency reserves, we are required promptly to pay a dividend in cash and/or in securities (other than Loews common stock) or other property to holders of the outstanding shares of Carolina Group stock equally on a pro rata basis in an aggregate amount equal to the released Loews tobacco contingency reserves allocable to Carolina Group stock. In no event will we be required to make dividend payments more frequently than once per fiscal quarter. Any unpaid amounts in any fiscal quarter will be accumulated for payment in the next fiscal quarter. Notwithstanding the foregoing, at any time after:

•	Lorillard has distributed to us all previously undistributed portions such that we have received 100% of the net proceeds from the disposition;

•	there are no remaining Loews tobacco contingency reserves; and

•	the remaining assets of the Carolina Group consist solely of cash and/or cash equivalents, such amount, the “final cash amount,”

we may redeem all of the outstanding shares of Carolina Group stock for the greater of (x) the portion of the final cash amount allocable to the Carolina Group, divided equally among the outstanding shares of Carolina Group stock, and (y) $.001 per share of Carolina Group stock.

For purposes of these redemption provisions, the “average market price per share” of Loews common stock or Carolina Group stock, as the case may be, means the average of the daily closing market value per share for such Loews common stock or Carolina Group stock, as applicable, during the 20 consecutive trading days ending on the 5th trading day immediately preceding the date of the public announcement that a definitive agreement has been signed for the disposition.

For purposes of these provisions, “substantially all of the assets” of the Carolina Group as of any date means a portion of such assets that represents at least 80% of the fair value of the assets attributed to the Carolina Group as of such date.

For purposes of these provisions, the term “net proceeds” means the proceeds from the sale received after payment or provision for:

•	repayment of any notional, intergroup debt;

•	taxes and transaction costs in connection with the sale;

•	any fixed tobacco-related liabilities; and

•	any other liabilities or obligations (contingent or otherwise) of the Carolina Group (other than any tobacco-related contingencies or other tobacco-related costs or liabilities of any kind (by way of contract, tort, indemnity, guarantee or otherwise) which are not fixed tobacco-related liabilities, whether or not any such contingency, cost or liability would be deductible as a cost or expense or would qualify for treatment as a reserve under generally accepted accounting principles), including

•	indemnity or guarantee obligations; and

•	liabilities assumed for future purchase price adjustments.

For purposes of these provisions, the term “Loews tobacco contingency reserves” means an amount retained by us which our board of directors from time to time determines in good faith should be retained for tobacco-related contingencies or other tobacco-related costs or liabilities of any kind (by way of contract, tort, indemnity, guarantee or otherwise), whether or not any such contingency, cost or liability would be deductible as a cost or expense or would qualify for treatment as a reserve under generally accepted accounting principles, in each case, other than fixed tobacco-related liabilities.

For purposes of these provisions, “fixed tobacco-related liabilities” means noncontingent tobacco-related costs or liabilities in fixed and determinable amounts directly arising from a final and nonappealable award or order of a court of competent jurisdiction or a contractual obligation.

We may pay a dividend or redeem shares of Carolina Group stock only if we have funds for distributions under Delaware law and the amount to be paid to holders is less than or equal to the available distribution amount.

Certain exceptions. The provisions described under “—Redemption in connection with certain significant transactions” will not apply, and we will not be required to redeem any securities or make any dividend or other distribution it would otherwise be required to make, in some circumstances, including the following:

•	if the underlying disposition is conditioned upon the affirmative vote of a majority of holders of Carolina Group stock, voting as a separate class;

•	if the disposition is in connection with a liquidation of Loews;

•	in connection with a spin-off or similar disposition of our entire interest in the Carolina Group to the holders of Carolina Group stock, including a disposition that is made in connection with a redemption as described under “—Redemption in exchange for shares of Loews common stock or cash following a tax event at option of our board of directors,” “—Redemption in exchange for shares of Loews common stock or cash” or “—Redemption in exchange for stock of qualifying subsidiaries at option of our board of directors;” and

•	if the disposition is to a person or group of which we are the majority owner and the Carolina Group receives in exchange primarily equity securities of that person or group as consideration and that person or group engages or proposes to engage primarily in one or more businesses similar or complementary to the businesses reflected in the Carolina Group prior to such transaction.

General Procedures

Public announcements; notices. In the case of specified dispositions or a redemption, we will publicly announce or otherwise provide specified information to holders of Carolina Group stock.

Fractional shares. Our board of directors will not have to issue or deliver any fractional shares to any holder of Carolina Group stock upon any redemption, dividend or other distribution described under “—Redemption.” Instead of issuing fractional shares, we will pay cash for the fractional share in an amount equal to the fair market value of the fractional share, without interest.

No adjustments for dividends or other distributions. No adjustments for dividends will be made upon the exchange of any shares of Carolina Group stock; except that, if a redemption date with respect to Carolina Group stock comes after the record date for the payment of a dividend or other distribution to be paid on that stock but before the payment or distribution, the registered holders of those shares at the close of business on such record date will be entitled to receive the dividend or other distribution on the payment date, notwithstanding the redemption of those shares or our default in payment of the dividend or distribution.

Payment of taxes. If any person exchanging a certificate representing shares of Carolina Group stock wants us to issue a certificate in a name other than the registered name on the old certificate, that person must pay any transfer or other taxes required by reason of the issuance of the certificate in another name or establish, to the satisfaction of us or our agent, that the tax has been paid or is not applicable.

Notices of disposition of all or substantially all of the assets attributed to the Carolina Group. Promptly following the disposition date, we will announce publicly by press release:

•	the net proceeds of the disposition;

•	the number of shares outstanding of Carolina Group stock on the date of the notice; and

•	the Carolina Group Allocation Fraction on the date of the notice.

Not later than the 60th calendar day after the disposition date, we will announce publicly by press release whether we will pay a special dividend, redeem shares of Carolina Group stock for shares of Loews common stock or cash and/or other securities or take some other action permitted under the provisions described above. In addition, in the case of a dividend, we will announce in the press release the record date for determining holders entitled to receive the dividend. Notwithstanding the foregoing, we may take additional time, to the extent determined necessary in the judgment of our board of directors, to assess the appropriate amount of the net proceeds to be held in reserve for contingent liabilities.

We will also mail to each holder of shares of Carolina Group stock any additional notices and other information required by law or our certificate of incorporation.

Liquidation Rights

In the event of a liquidation, dissolution or winding up of us, whether voluntary or involuntary, we will first pay or provide for payment of our debts and other liabilities, including the liquidation preferences of any class or series of Loews preferred stock. Thereafter, holders of shares of Loews common stock, Carolina Group stock and any other class of our common stock will share ratably in the funds of Loews remaining for distribution to our common shareholders in proportion to the aggregate market capitalization of the outstanding shares of each class of stock, as applicable, to the aggregate market capitalization of all the outstanding shares of Loews common stock, Carolina Group stock and any other class of our common stock outstanding. We will calculate the market capitalizations based on the 20 consecutive trading days ending on the 5th trading day immediately prior to the date of the public announcement of the liquidation, dissolution or winding up of us.

Neither of the following, by itself, will constitute a liquidation, dissolution or winding up of us:

•	the consolidation or merger of us with or into any other corporation or corporations or the sale, transfer or lease of all or substantially all of the assets of us; or

•	any transaction or series of related transactions that results in all of the assets and liabilities reflected in the Carolina Group being held by one or more of our subsidiaries and the distribution of shares of such subsidiary or subsidiaries, and no other material assets or liabilities, to the holders of the outstanding shares of Carolina Group stock.

Determinations by Our Board of Directors

Any determinations made by our board of directors under any provision described in this section “—Carolina Group Stock” will be final and binding on all of our shareholders, except as may otherwise be required by law. We will prepare a statement of any determination by our board of directors respecting the fair market value of any properties, assets or securities, and will file the statement with our Secretary.

Anti-Takeover Considerations

The Delaware General Corporation Law, our certificate of incorporation and our by-laws contain provisions which could serve to discourage or to make more difficult a change in control of us without the support of our board of directors or without meeting various other conditions.

Extraordinary Corporate Transactions

Delaware law provides that the holders of a majority of the shares entitled to vote must approve any fundamental corporate transactions such as mergers, sales of all or substantially all of a corporation’s assets, dissolutions, etc.

State Takeover Legislation

Section 203 of the Delaware General Corporation Law, in general, prohibits a business combination between a corporation and an interested shareholder within three years of the time such shareholder became an interested shareholder, unless (a) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder, (b) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (c) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a shareholders’ meeting of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder. The restrictions of Section 203 of the Delaware General

Corporation Law do not apply to corporations that have elected, in the manner provided therein, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on the Nasdaq or held of record by more than 2,000 shareholders. We have elected not to be governed by Section 203 of the Delaware General Corporation Law.

Rights of Dissenting Shareholders

Delaware law does not afford appraisal rights in a merger transaction to holders of shares that are either listed on a national securities exchange, quoted on Nasdaq or held of record by more than 2,000 shareholders, provided that such shares will be converted into stock of the surviving corporation or another corporation, which corporation in either case must also be listed on a national securities exchange, quoted on Nasdaq or held of record by more than 2,000 shareholders. In addition, Delaware law denies appraisal rights to shareholders of the surviving corporation in a merger if the surviving corporation’s shareholders weren’t required to approve the merger.

Shareholder Action

Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of shareholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of shareholders. Our certificate of incorporation does not provide otherwise and thus permits action by written consent.

Meetings of Shareholders

Our by-laws provide that special meetings of the shareholders may be called at any time by the board of directors or by the chairman of the board, the president or by the secretary or upon the written request of holders of a majority of the shares of our capital stock entitled to vote in an election of directors.

Cumulative Voting

Delaware law permits shareholders to cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation’s certificate of incorporation. Our certificate of incorporation does not authorize cumulative voting.

Removal of Directors

Delaware law provides that, except in the case of a classified board of directors or where cumulative voting applies, a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors.

Our by-laws provide that any or all of the directors may be removed, with or without cause, by vote of the shareholders.

Vacancies

Delaware law provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the shareholders having the right to vote as a single class may be filled by a majority of the directors then in office, unless the governing documents of a corporation provide otherwise.

Our by-laws provide that newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board of directors for any reason, may be filled by vote of a majority of the directors then in office, although less than a quorum, at any meeting of the board of directors or may be elected by a plurality of the votes cast by the holders of shares of capital stock entitled to vote in the election at a special meeting of the shareholders called for that purpose.

No Preemptive Rights

Holders of Loews common stock or Carolina Group stock do not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that Loews may issue in the future.

RELATIONSHIP BETWEEN THE LOEWS GROUP

AND THE CAROLINA GROUP

The description of the Carolina Group policy statement below is not complete and is qualified in its entirety by reference to the Carolina Group policy statement. For information about how to obtain this document, see “Where You Can Find More Information” on page 3. We urge you to read the Carolina Group policy statement in its entirety.

The Carolina Group Policy Statement

In connection with the creation and issuance of Carolina Group stock, we adopted the Carolina Group policy statement, which we have followed and intend to continue to follow. While it has no present intention to do so, our board of directors may amend the Carolina Group policy statement at any time without shareholder consent.

General Policy

Our board of directors has determined that all material matters in which holders of Loews common stock and Carolina Group stock may have divergent interests will be generally resolved in a manner that is in the best interests of us and our common shareholders of all classes after giving consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of our common shares. Under the Carolina Group policy statement, the relationship between the Loews Group and the Carolina Group and the means by which the terms of any material transaction between them will be determined will be governed by a process of fair dealing. In making determinations in connection with the policies set forth in the Carolina Group policy statement, the members of our board of directors will act in a fiduciary capacity and in accordance with legal guidance concerning their obligations under applicable law.

Relationship Between the Loews Group and the Carolina Group

Lorillard is managed by its independent board of directors and our other subsidiaries are managed by their respective boards of directors.

There are limited financial arrangements between the Loews Group and the Carolina Group, including, for example, with respect to debt, taxes and fees for services provided from one group to the other. Given the dissimilar nature of the businesses underlying each group, we do not expect the intergroup interactions to be numerous or substantial.

The Carolina Group policy statement provides that, except as otherwise provided in the policy statement, all material commercial transactions between the Loews Group and the Carolina Group will be on commercially reasonable terms taken as a whole and will be subject to review by, and approval of, our board of directors.

Each group has access to the support services of the other group. For shared corporate services that arise as a result of being part of a combined entity, including securities filing and financial reporting services, costs relating to these services are:

•	allocated, at cost, directly to the group utilizing those services; and

•	if not directly allocable to a group, allocated, at cost, between the groups on a fair and reasonable basis as our board of directors determines.

For other support services, the Carolina Group policy statement provides that each group will seek to minimize the aggregate costs incurred by the two groups combined, although each group also will be entitled to negotiate and procure support services on its own either from the other group or from third parties.

The Carolina Group policy statement provides that the Carolina Group will not acquire an intergroup interest in the Loews Group.

Corporate Opportunities

The Carolina Group policy statement provides that our board of directors will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the two groups, in whole or in part, as it considers to be in the best interests of us and our shareholders as a whole and as contemplated by the other provisions of the policy statement. If a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either group, our board of directors will allocate it using its business judgment or in accordance with procedures that our board of directors adopts from time to time to ensure that decisions will be made in the best interests of us and our shareholders as a whole. Any allocation of this type may involve the consideration of a number of factors that our board of directors determines to be relevant.

Except under the policy statement and any other policies adopted by our board of directors, neither the Carolina Group nor the Loews Group has any duty, responsibility or obligation to provide financial support to the other group, except for the approximately $1.8 billion in notional intergroup debt described under “About Loews Corporation—Carolina Group/Loews Group” or otherwise to assist the other group.

Dividend Policy

General. The Carolina Group policy statement provides that, subject to the limitation on dividends set forth in our certificate of incorporation, including any preferential rights of any series of our preferred stock that we may issue in the future, and to the limitations of applicable law, holders of shares of Carolina Group stock will be entitled to receive dividends on that stock when, as and if, our board of directors authorizes and declares dividends on that stock. The payment of dividends on Loews common stock and Carolina Group stock will be a business decision that our board of directors makes from time to time based upon our results of operations, financial conditions and capital requirements and other factors that our board of directors considers relevant.

Payment of dividends on Loews common stock and Carolina Group stock may be restricted by loan agreements, indentures and other transactions that we enter into from time to time. In addition, our ability to pay dividends may be limited by our holding company structure. Because we have no operations of our own, our ability to pay dividends is dependent on the cash flows of, and cash distributions from, our subsidiaries. The subsidiaries are separate and independent legal entities and have no obligation, contingent or otherwise, to make funds available to us, whether in the form of loans, dividends or otherwise.

Available Dividend Amount. Dividends on Carolina Group stock are limited to an available dividend amount equal to the lesser of:

•	the assets of Loews legally available for dividends; and

•	the amount that would legally be available for dividends on Carolina Group stock if the Carolina Group were a separate Delaware corporation.

Dividends on Loews common stock are limited to the amount of legally available funds for all of Loews less the sum of the available dividend amount for Carolina Group stock.

The available dividend amount for the Carolina Group is determined by the consolidated financial statements of Lorillard and its subsidiaries combined with any additional assets and liabilities allocated to the Carolina Group.

Dependence on Lorillard Dividends. For so long as the principal asset attributed to the Carolina Group is the stock of Lorillard, the principal source of cash to pay dividends on Carolina Group stock, including in respect of the Loews Group’s intergroup interest, would be dividends paid by Lorillard to us. Although the Loews Group could, in effect, make loans to the Carolina Group in order to fund dividend payments, we have no current intention of causing the Loews Group to do so. Accordingly, our ability and willingness to pay dividends in respect of Carolina Group stock, including in respect of the Loews Group’s intergroup interest, will depend primarily upon the payment of dividends by Lorillard to us.

Our certificate of incorporation provides that all dividends paid by Lorillard to us will be allocated to the Carolina Group. Lorillard’s principal source of cash is dividends from its wholly owned subsidiary, Lorillard Tobacco Company. The payment of dividends by each of Lorillard and Lorillard Tobacco Company is a business decision of that company’s board of directors, subject to the limitations on dividends under applicable law and under any loan agreements, indentures or other transactions that each company enters into from time to time.

We understand that in making their respective business decisions regarding payment of dividends, the boards of directors of Lorillard and Lorillard Tobacco Company plan to take into account the results of operations, financial condition and capital requirements of such entity and such other factors that the respective board of directors considers relevant, including cash needs in respect of payment obligations under the settlement agreements entered into between the major cigarette manufacturers, including Lorillard, and each of the 50 states, the District of Columbia, the Commonwealth of Puerto Rico and certain other U.S. territories, cash needs for the cost of defending tobacco litigation, and cash needs for payment of judgments in or settlements of tobacco litigation.

None of the individuals currently serving as a director of Lorillard or Lorillard Tobacco Company is an officer, director or employee of Loews. As sole shareholder of Lorillard, we have the right to elect and remove directors of Lorillard. Should any person serving as a director of Lorillard be removed, resign or not seek reelection, we expect to nominate individuals who are not officers, directors or employees of Loews to fill such vacancies. We have no present intention to remove any person currently serving as a director of Lorillard.

On July 14, 2000, the jury in the case of Engle v. R.J. Reynolds Tobacco Co., et al. (Circuit Court, Dade County, Florida, filed May 5, 1994) awarded $16.3 billion in punitive damages against Lorillard as part of a $145.0 billion verdict against all of the defendants. In May 2003 a Florida appellate court reversed this judgment and decertified the class. This court subsequently denied plaintiff’s motion for rehearing. The plaintiffs appealed the reversal to the Florida Supreme Court, which heard oral arguments in November 2004. A decision on plaintiffs’ appeal is pending. Under an agreement in which the Engle class agreed not to pursue any collection of, or execution on, the judgment until completion of all appeals, including to the U.S. Supreme Court, Lorillard agreed to maintain a balance sheet net worth (as determined in accordance with generally accepted accounting principles in effect as of July 14, 2000) of at least $921.2 million. As of March 31, 2005, Lorillard had a balance sheet net worth of approximately $1.2 billion. Because dividends from Lorillard to us are deducted from the balance sheet net worth of Lorillard, this agreement may affect the payment of dividends by Lorillard to us.

If and when Lorillard pays dividends to us, we intend to apply all of the cash from such distributions in the following order of priority until the notional, intergroup debt is repaid:

•	first, to satisfy or make provision for any intergroup or other obligations of the Carolina Group, other than with respect to the notional, intergroup debt;

•	second, to satisfy accrued interest on the Carolina Group’s notional, intergroup debt;

•	third, to pay any regularly declared quarterly dividends on Carolina Group stock and to make proportional distributions to the Loews Group in respect of its intergroup interest in the Carolina Group;

•	fourth, to maintain up to $150.0 million for general corporate purposes, including for investments, on behalf of the Carolina Group (as of the date of this prospectus, approximately $100.0 million is being maintained in accordance with this provision); and

•	fifth, to reduce the principal of the Carolina Group’s notional, intergroup debt.

Amendment and Modification to the Carolina Group Policy Statement

Our board of directors may modify, suspend or rescind the policies set forth in the Carolina Group policy statement, including any resolution implementing the provisions of the policy statement. Our board of directors may also adopt additional or other policies or make exceptions with respect to the application of the policies described in the Carolina Group policy statement in connection with particular facts and circumstances, all as our board of directors may determine, consistent with its fiduciary duties to us and all of our shareholders.

Allocation of Certain Liabilities and Expenses

Carolina Group has been allocated any and all liabilities, costs and expenses of Loews and Lorillard and the subsidiaries and predecessors of Lorillard, arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future.

Accordingly, we and/or Lorillard may make decisions with respect to litigation and settlement strategies designed to obtain dismissal or release of us from tobacco-related litigation or liabilities. Such decisions and strategies could result, for example, in limitations on payment of dividends by Lorillard to us or an increase in Lorillard’s exposure in such litigation. In such an event, these decisions and strategies could have a material adverse effect on the value of the Carolina Group stock.

Relationship with Loews

Reallocation of Assets

We may reallocate assets between the Loews Group and the Carolina Group in exchange for an increase or decrease in the retained intergroup interest held by the Loews Group in the Carolina Group. Any reallocations of assets between the groups that do not result in such an adjustment, other than reallocations made under a contract for the provision of goods or services between the groups, will be accompanied by:

•	the reallocation by the transferee group to the transferor group of other assets or consideration;

•	the creation of intergroup debt owed by the transferee group to the transferor group; or

•	the reduction of intergroup debt owed by the transferor group to the transferee group,

in each case, in an amount having a fair market value, in the judgment of our board of directors, equivalent to the fair market value of the assets reallocated by the transferor group.

Taxes

Loews and Lorillard are currently parties to a tax sharing agreement. The agreement provides that Lorillard will make payments to us, and we will make payments to Lorillard, in respect of the federal tax liability Lorillard would have if it were not a member of the Loews affiliated group. Any payments made pursuant to the tax sharing agreement between us and Lorillard will be credited to the Loews Group or the Carolina Group, as the case may be, for purposes of determining the allocation of responsibility for taxes between the Loews Group and the Carolina Group as described below.

According to the Carolina Group policy statement, the Carolina Group will generally be responsible for the consolidated tax liability, computed on a stand-alone basis, of a hypothetical affiliated group consisting of the Carolina Group, which we refer to as the “hypothetical Carolina affiliated group.” Such consolidated tax liability will take into account losses, deductions (including interest attributable to the notional, intergroup debt) and other tax attributes, such as capital losses or charitable deductions, but only to the extent that such tax attributes could be utilized by the hypothetical Carolina affiliated group on a stand-alone basis.

With respect to each taxable period ending after the date that Carolina Group stock was initially issued, allocation of responsibility for taxes will be made between the Carolina Group and the Loews Group as follows:

•	if the hypothetical Carolina affiliated group has consolidated federal taxable income, or consolidated, combined or unitary taxable income for state, local or foreign tax purposes, for the taxable period, then the Carolina Group will credit the Loews Group an amount equal to the tax that would have been payable by the hypothetical Carolina affiliated group had it filed a consolidated federal, or consolidated, combined or unitary state, local or foreign, tax return on a stand-alone basis for such taxable period and all prior taxable periods including periods before the formation of the Carolina Group; and

•	if the hypothetical Carolina affiliated group has a consolidated net operating loss, net capital loss, excess tax credit or other tax attribute for federal income tax purposes, or a consolidated, combined or unitary net operating loss, net capital loss, excess tax credit or other tax attribute for state, local or foreign tax purposes, for the taxable period, then the Loews Group will credit the Carolina Group an amount equal to the refund to which the hypothetical Carolina affiliated group would have been entitled had it filed a consolidated federal, or consolidated, combined or unitary state, local or foreign, tax return on a stand-alone basis for such taxable period and all prior taxable periods including periods before the formation of the Carolina Group.

It is possible that the Internal Revenue Service may assert that Carolina Group stock is not stock of Loews, in which case the members of the Loews Group and the Carolina Group may not be members of the same federal income tax affiliated group filing consolidated returns. We believe that it is unlikely that the IRS would prevail on that view, but we can give no assurance in that regard. The Carolina Group would be responsible for any corporate-level taxes resulting from the treatment of Carolina Group stock as not our stock, and any corporate-level taxes on the actual or deemed disposition of the Carolina Group caused by the issuance of Carolina Group stock.

•	With respect to taxable periods ending on or prior to the date on which Carolina Group stock was initially issued, the Carolina Group will generally be responsible for the taxes attributable to the businesses and entities reflected in the Carolina Group. The responsibility of the Carolina Group for consolidated income taxes attributable to it will generally be considered to have been settled for taxable periods ending on or prior to the date on which Carolina Group stock was initially issued, except that consolidated income taxes resulting from audit adjustments or other tax contests from any prior year will be determined on a stand-alone basis. For example, the Carolina Group will be required to credit the Loews Group in the event that a loss or deduction attributable to the Carolina Group for such a period is disallowed.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, Loews common stock, Carolina Group stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, preferred stock, Loews common stock, Carolina Group stock or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of our Loews common stock, Carolina Group stock or preferred stock at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of Loews common stock, Carolina Group stock or preferred stock. The price per share and the number of shares may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be entered into separately or as a part of a stock purchase unit that consists of (a) a stock purchase contract; (b) warrants; and/or (c) debt securities or debt obligations of third parties (including United States treasury securities, other stock purchase contracts or common stock), that would secure the holders’ obligations to purchase or to sell, as the case may be, Loews common stock, Carolina Group stock or preferred stock under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or require the holders of the stock purchase units to make periodic payments to us. These payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

The applicable prospectus supplement will describe the terms of any stock purchase contract or stock purchase unit and will contain a summary of certain United States federal income tax consequences applicable to the stock purchase contracts and stock purchase units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions;

•	directly to purchasers;

•	through agents;

•	to or through underwriters or dealers; or

•	through a combination of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the terms of the offering;

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any initial public offering price;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act of 1933. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement.

Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the applicable prospectus supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless the applicable prospectus supplement states otherwise, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than the Loews common stock and the Carolina Group stock each of which is listed on the New York Stock Exchange. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intended to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock or warrants on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular debt securities, preferred stock or warrants will be described in the applicable prospectus supplement.

Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the National Association of Securities Dealers, Inc. (the “NASD”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any NASD member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.”

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by NASD members participating in the offering or affiliates or associated persons of such NASD members, the offering will be conducted in accordance with NASD Conduct Rule 2710(h).

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Gary W. Garson, Esq., our Senior Vice President, Secretary and General Counsel. As of May 12, 2005, Mr. Garson owned options to purchase 60,000 shares of Loews common stock. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses (all of which will be borne by the registrant) incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions (if any). All of the amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$222,540
Rating agency fees	350,000
Trustee fees and expenses	5,000
Printing and distributing	50,000
Legal fees and expenses	100,000
Accounting fees and expenses	100,000
Miscellaneous	75,000

Total	$902,540

Item 15.	Indemnification of Directors and Officers.

Reference is made to Section 145 of the Delaware General Corporation Law which provides for indemnification of directors and officers in certain circumstances.

Article 8, Section 8.1 of the Company’s by-laws provides as follows: “The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the Delaware General Corporation Law, and any other applicable law, as from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled apart from the foregoing provisions. The foregoing provisions of this Section 8.1 shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while this Article 8 and the relevant provisions, of the Delaware General Corporation Law and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing, with respect to any state of facts then or theretofore existing, or any action, suit or proceeding theretofore, or thereafter brought or threatened based in whole or in part upon any such state of facts.”

The registrant maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

In connection with an offering of the securities registered hereunder, the registrant may enter into an underwriting agreement which may provide that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the registrant against certain liabilities, including liabilities under the Securities Act of 1933.

See also the undertakings set out in response to Item 17 herein.

Item 16.	Exhibits and Financial Statement Schedules.

See the Exhibit Index which is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant’s articles of incorporation or by-laws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 12, 2005.

LOEWS CORPORATION

By:	/s/ PETER W. KEEGAN
Name:	Peter W. Keegan
Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their respective capacities on May 12, 2005.

Name	Title or Position

* James S. Tisch	Director, President, Chief Executive Officer (Principal Executive Officer)

/s/ Peter W. Keegan Peter W. Keegan	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Accounting Officer)

* Guy A. Kwan	Controller

* Joseph L. Bower	Director

* John Brademas	Director

* Charles M. Diker	Director

* Paul J. Fribourg	Director

* Walter L. Harris	Director

* Philip A. Laskawy	Director

* Gloria R. Scott	Director

* Andrew H. Tisch	Director

* Jonathan M. Tisch	Director

* Preston R. Tisch	Director

* /s/ Peter W. Keegan Peter W. Keegan Attorney-In-Fact Pursuant to Power of Attorney

EXHIBIT INDEX

Exhibit Number	Description of Documents	Page

1.1	Form of Underwriting Agreement, to be filed as an exhibit to a Current Report on Form 8-K of the Registrant and incorporated by reference herein.

3.1	Restated Certificate of Incorporation of the Registrant, dated April 16, 2002, incorporated herein by reference to Exhibit 3 to the Quarterly Report on Form 10-Q of the Registrant for the quarter ended March 31, 2002 (File No. 1-6541).

3.2	By-Laws of the Registrant, as amended through May 14, 2002, incorporated herein by reference to Exhibit 3 to the Quarterly Report on Form 10-Q of the Registrant for the quarter ended June 30, 2002 (File No. 1-6541).

4.1	Indenture, dated as of March 1, 1986, between the Registrant and JPMorgan Chase Bank, N.A. (as successor to The Chase Manhattan Bank, National Association), as Trustee (the “Senior Indenture”), incorporated herein by reference to Exhibit 4(a) to the Registration Statement on Form S-3 of the Registrant, dated March 7, 1986 (File No. 33-3829).

4.2	Form of Senior Debt Securities (included in Exhibit 4.1).

4.3	First Supplemental Indenture, dated as of March 30, 1993, between the Registrant and the Trustee, incorporated herein by reference to Exhibit B to a Current Report on Form 8-K of the Registrant filed with the SEC on June 3, 1993 (File No. 1-6541).

4.4	Second Supplemental Indenture, dated as of February 18, 1997, between the Registrant and the Trustee, incorporated herein by reference to Exhibit 4.4 to the Registration Statement on Form S-3 of the Registrant, dated February 20, 1997 (File No. 333-22113).

4.5	Indenture, dated as of December 1, 1985, between the Registrant and JPMorgan Chase Bank, N.A. (as successor to Manufacturers Hanover Trust Company), as Trustee (the “Subordinated Indenture”), incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form S-3 of the Registrant, dated December 9, 1985 (File No. 33-2026).

4.6	Form of Subordinated Debt Securities (included in Exhibit 4.5).

4.7	First Supplemental Indenture, dated as of February 18, 1997, between the Registrant and the Trustee, incorporated herein by reference to Exhibit 4.7 to the Registration Statement on Form S-3 of the Registrant, dated February 20, 1997 (File No. 333-22113).

4.8	Second Supplemental Indenture, dated as of February 18, 1997, between the Registrant and the Trustee, incorporated herein by reference to Exhibit 4.8 to the Registration Statement on Form S-3 of the Registrant, dated February 20, 1997 (File No. 333-22113).

4.9	Third Supplemental Indenture, dated as of September 16, 1997, between the Registrant and the Trustee, incorporated herein by reference to Exhibit 4.1 to a Current Report on Form 8-K/A of the Registrant filed with the SEC on September 29, 1997 (File No. 1-6541).

4.10	The Carolina Group Policy Statement, incorporated herein by reference to Exhibit A to the Proxy Statement on Schedule 14A of the Registrant, dated November 29, 2001 (File No. 1-6541).

Exhibit Number	Description of Documents	Page

4.11	Purchase Contract Agreement setting forth Stock Purchase Contracts and/or Stock Purchase Units, to be filed as an exhibit to a Current Report on Form 8-K of the Registrant and incorporated by reference herein.

4.12	Form of Warrant Certificate, including the Form of Warrant Certificate, to be filed as an exhibit to a Current Report on Form 8-K of the Registrant and incorporated by reference herein.

5.1	Opinion of Gary W. Garson, Esq., Senior Vice President, Secretary and General Counsel of the Registrant.	*	*

12.1	Computation of ratio of earnings to fixed charges.	*

23.1	Consent of Deloitte & Touche LLP.	*

23.2	Consent of Gary W. Garson, Esq., Senior Vice President, Secretary and General Counsel of the Registrant (included in Exhibit 5.1).	*	*

24.1	Power of Attorney.	*	*

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A. under the Senior Indenture and Subordinated Indenture.	*	*

*	Filed herewith
**	Previously filed